Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PacificNet Inc.

We consent to the incorporation by reference in this Amendment No. 2 to Form S-1 Registration Statement of PacificNet Inc. of our report dated April 25, 2006, except for Note 1 which is dated October 25, 2006, with respect to the consolidated financial statements of PacificNet Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004, and 2003. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Clancy and Co., P.L.L.C.
Scottsdale, Arizona
November 9, 2006